Exhibit 99.1

NATUS ANNOUNCES RESIGNATION OF CFO;

PROMOTES STEVEN J. MURPHY TO VP FINANCE

SAN CARLOS, Calif. (June 3, 2003) – Natus Medical Incorporated (Nasdaq NM: BABY), a leading provider of products used to identify and monitor common medical disorders that may occur from the time of conception to a baby’s first birthday, today announced that Glenn A. Bauer has resigned as chief financial officer and vice president, finance to pursue other business interests. He will serve as a consultant to the Company for a three month period. The Company further announced the promotion of Steven J. Murphy to vice president, finance. Mr. Murphy, who has served as the Company’s director of finance and controller since September 30, 2002, will assume responsibility for overseeing the Company’s financial operations effective immediately.

“We have enjoyed working with Glenn and we appreciate his assistance in supporting a smooth transition,” said Tim Johnson, Natus president and chief executive officer. “Steve has demonstrated strong accounting, financial, and management skills and has developed a solid understanding of our business during his exemplary service as director of finance and controller. We welcome him to our senior management team.”

Mr. Murphy brings over 20 years of business and financial experience with expertise in both domestic and overseas operations. Prior to joining Natus, he served for two years as controller at AdvisorTech Corporation, a multi-national software development company that targets financial intermediaries, where he was responsible for consolidated financial reporting of domestic, Asian and European operations. His duties also included significant reporting responsibilities to the board of directors and investor groups, which included preparation of monthly investor packages, annual budgets, variance reports and financial analysis.

Before AdvisorTech, Mr. Murphy served as vice president of finance at RWS Group, LLC, an international service company providing management of language-related projects primarily to Fortune 500 companies. In this position, he served as the senior financial executive responsible for preparation of all financial reporting. Additionally he was principal of Business Analysis Group, providing accounting consulting services on a contract basis; controller with Dahlin Group Architecture-Planning, a regional architecture and land planning firm; and an accountant with Jones, Henle & Schunck. Mr. Murphy is a certified public accountant.

About Natus Medical

Natus Medical develops, manufactures and markets proprietary, non-invasive, easy-to-use crib-side devices that assist in the detection, treatment, and/or monitoring of common disorders in newborns. Natus’ product lines also include MiniMuffs® Neonatal Noise Attenuators, the CO-Stat® End Tidal Breath Analyzer and, neoBLUE™ LED Phototherapy, which assist clinicians in the management of neonatal jaundice. Natus sells and supports its products domestically through field Sales Representatives and Clinical Consultants. Natus products are distributed by its wholly owned subsidiaries in Japan and in the U.K. and have been distributed in approximately 22 other countries. Additional information can be found at www.natus.com.

natus®; 70/40®; ALGO®; AABR®; ALGO 1e®; ALGO-1 Plus®; ALGO 2®; ALGO DataBook®; Dri-Prep®; Ear Couplers®; Jelly Button®; Flexicoupler™; Jelly Tab™; MiniMuffs®; CO-Stat®; and neoBLUE™ are Natus trademarks.